Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into on this 25th day of October, 2007, by and between Quepasa Corporation, a Nevada corporation (“Company”), and Robert B. Stearns (“Executive”).

RECITALS

A. Executive presently is employed by Company as its Chief Executive Officer pursuant to the terms of an Employment Agreement dated as of March 21, 2006 (the “Employment Agreement”), a copy of which is attached to this Agreement as Exhibit A.

B. Company and Executive have decided to terminate their relationship.

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, Company and Executive agree as follows:

AGREEMENTS

1. Resignation. By the execution of this Agreement, Executive submits, and Company accepts, Executive’s resignation from his position as Chairman of the Board of Directors of Company and as the Chief Executive Officer of Company, effective as of October 25, 2007 (the “Resignation Date”). As of the Resignation Date, Executive also will be deemed to automatically resign, without any further action by Executive, from any other position or office he held with Company, as well as any position or office he held with any other entity or employee benefit plan by reason of his association with Company.

2. Continuing Responsibilities. Executive acknowledges and agrees that he is responsible for all required CEO certifications related to public filings with the Securities and Exchange Commission, as may be required by applicable law or regulations, with respect to the third quarter of fiscal 2007 and prior periods during the term of his employment by the Company. The Company will reimburse Executive for any and all time spent complying with Section 2. The rate of pay used will be the last rate paid to the Executive (to be based upon an annual salary of $220,000) while he was employed with the Company.

3. Severance. If Executive executes this Agreement within the 21-day period referenced in Section 11, and then does not revoke this Agreement within the 7-day Revocation Period referenced in Section 11, Executive will be entitled to receive the following severance benefits from Company:

(a) Severance Payment. Executive shall receive a lump sum severance payment of $125,000.00, with such payment to be delivered to Executive’s counsel upon Executive’s signature hereto and to be delivered by Executive’s counsel to Executive within one (1) business day following the expiration of the Revocation Period set forth in Section 11.

(b) Benefit Plans. For a period of six months from the Resignation Date, Company will maintain in full force and effect for Executive and his dependents all life, health, accident, and disability benefit plans in which Executive or his dependents were entitled to participate prior to the Resignation Date, in such amounts as were in effect immediately prior to the date of termination, provided that such continued participation is possible under the terms of such benefit plans and so long as Executive elects COBRA coverage. The continuation of coverage under any benefit plan subject to the continuation coverage requirements of COBRA should be by Company’s payment of its portion of the COBRA premium. In the event that participation in any benefit plan is barred, or any such benefit plan is discontinued or the benefits thereunder are materially reduced, Company shall provide Executive and his dependents with benefits substantially similar to those that they were entitled to receive under such benefit plans immediately prior to the Resignation Date. Notwithstanding the above, all benefits payable to Executive pursuant to this Section 3 will terminate on the date Executive becomes an employee of another employer and eligible to participate in the employee benefit plans of such other employer. To the extent that Executive was required to contribute amounts for any benefits described in this Section 3 prior to the Resignation Date, he shall continue to contribute such amounts for such time as these benefits continue in effect after termination.

4. Options and Warrants.

(a) Notwithstanding anything to the contrary in Executive’s applicable option award agreements, as of the Resignation Date, Executive will have ninety (90) days from the Resignation Date to exercise those options in which he is fully vested pursuant to the terms of the applicable award agreement. The parties agree that as of the Resignation Date, Executive is fully vested in a total of: (i) 390,006 options at an exercise price of $3.55 per share; and (ii) 90,000 options at an exercise price of $10.00 per share. This Section 4(a) supersedes any conflicting provision in the applicable option award agreements.

(b) As of the Resignation Date, Executive will have until March 21, 2016, to exercise his Warrant No. RBS-1 to purchase 200,000 shares of Company common stock at $3.55 per share.

(c) As permitted under applicable law, Company will cooperate fully with Executive’s broker or other representative with regard to the exercise of all options and warrants set forth in Sections 4(a) and (b) above.

5. Release of Company. In consideration of the promises and payments set forth in this Agreement, Executive hereby releases and forever discharges Company and/or any of its “Affiliates” from any and all claims, complaints, causes of action, and demands of any kind, whether known or unknown, which Executive has, ever has had, or may have arising out of or related to Executive’s employment or resignation from employment with Company, Executive’s service on Company’s Board of Directors or the termination or cessation thereof, or otherwise, excepting those arising out of this Agreement, Executive’s rights under all insurance policies providing benefits to Executive, including, but not limited to, any director and officer insurance policy (including indemnification policies), and Executive’s rights under any warrant, option or restricted stock agreement entered, or agreed to be entered, into between Company and Executive pursuant to the Quepasa Corporation’s 1998 Stock Option Plan, 2006 Stock Incentive Plan or any other plan or program pursuant to which Executive may have been granted warrants, options or restricted shares in the past.

This Release is a FULL WAIVER AND RELEASE and includes, without limitation, any right, claim, demand or cause of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Workers Adjustment & Retraining Notification Act (“WARN”); the Consolidated Omnibus Budget Reconciliation Act; the Fair Labor Standards Act; and any applicable state civil rights act and/or any other federal, state, or local law or regulation. This Release also includes any contract or tort causes of action arising from or in any way related to Executive’s employment relationship with Company and/or any Affiliates, including any claims relating to Company’s right to terminate Executive’s employment, including, but not limited to, any claims for wrongful discharge, retaliatory discharge, breach of contract, breach of the covenant of good faith and fair dealing and/or prima facie tort, except as arising out of this Agreement.

This Release specifically includes any claims arising under Executive’s Employment Agreement as well as any written or oral amendments or supplements thereto. Executive acknowledges that he is not entitled to receive any cash or other bonus compensation for Company’s current fiscal year.

Notwithstanding any provision herein to the contrary, Executive does not release any claims or rights Executive may have under any “employee benefit plan” (as that term is defined in regulations issued pursuant to ERISA) sponsored by Company or any Affiliate. In addition, Executive releases any claims or rights Executive may have to indemnification pursuant to Company’s bylaws.

For purposes of this Agreement, the term “Affiliate” means and includes: (a) any subsidiary, brother-sister or other organization that is treated as a single employer with Company pursuant to Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986; and (b) any officer, owner, director, employee, representative, or insurer of Company or any organization referred to in clause (a); and (c) the successors and assigns of any organization or individual described in clauses (a) or (b).

6. Confidential Information and Non-Disclosure. Executive hereby acknowledges that he is subject to Section 14 in his Employment Agreement (governing confidentiality), which is attached as Exhibit A to this Agreement, and that his obligations under such agreement survive the execution of this Agreement.

7. Mutual Non-Disparagement. The parties agree that they will not, at any time, make any comments about each other that are, or could be interpreted to be, disparaging or derogatory or that paint the other party in a negative light. Specifically, Executive agrees, among other things, that he will not make any disparaging, derogatory or negative comments about Company officers, directors, owners, employees, products, policies or practices. Company’s obligation pursuant to this Section 7 is limited to comments made by members of Company’s Board of Directors or Company’s officers. If either party breaches the commitments contained in this Section 7, that party will be liable to the other for any resulting harm incurred.

8. Employee Benefit Plans. Executive acknowledges and agrees that, effective as of the Resignation Date, he no longer will be eligible to participate in any employee benefit plans offered by Company. Executive also specifically acknowledges that after the Resignation Date he will not be entitled to make any additional deferrals of compensation pursuant to the Company 401(k) Plan or any other Company benefit plan that permits or requires contributions by plan participants.

9. Unpaid Salary and Expenses. Except as modified by this Agreement:

(a) Any unpaid salary earned by Executive prior to the Resignation Date, including any accrued but unused vacation or Paid Time Off applicable to 2007 or any prior periods, but only to the extent required by Company policy, as well as any claims for expenses incurred by Executive on behalf of Company, will be paid to Executive promptly following the Resignation Date;

(b) Executive acknowledges that he has received all amounts, and all benefits or other entitlements, to which he was or may have been or may become entitled pursuant to the terms of his Employment Agreement; and

(c) Executive acknowledges that following the execution of this Agreement he will not have any claim to any amounts, benefits, or other entitlements pursuant to his Employment Agreement.

10. Cooperation. If Executive has knowledge or is alleged to have knowledge of any matters which are the subject of any pending, threatened or future litigation or administrative proceeding involving Company, Executive will make himself available to testify if and as necessary. Executive also will make himself reasonably available to the attorneys representing Company in connection with any such litigation or administrative proceeding for such purposes as they may deem necessary, including but not limited to the review of documents, discussion of the case and preparation for the trial or administrative proceeding. This Agreement is not intended to and shall not be construed so as to in any way limit or affect the testimony which Executive gives in any such litigation; it is understood and agreed that Executive will at all times testify fully, truthfully and accurately, whether in deposition, trial or otherwise. The Company will reimburse Executive for any and all time spent complying with Section 10. The rate of pay used will be the last rate paid to the Executive (to be based upon an annual salary of $220,000) while he was employed with the Company.

11. Period to Consider and Revocation Period. By his signature below, Executive affirms that he has been given at least 21 days during which to consider and request information or materials from the Company prior to the execution of this Agreement. Executive may revoke this Agreement at any time within 7 days following his execution of this Agreement (the “Revocation Period”) by executing the Revocation form attached hereto as Exhibit B. To be effective, the signed Revocation form must be received by Travis J. Leach Esq. Snell & Wilmer L.L.P. One Arizona Center, Phoenix, AZ 85004, within the 7-day revocation period (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired.

12. Independent Counsel. Executive acknowledges that he has been advised to consult with an attorney of his choosing before executing this Agreement and that he has done so.

13. Payroll Taxes. Any amounts due pursuant to this Agreement will be subject to all applicable federal, social security and state payroll withholding taxes.

14. Governing Law. This Agreement is to be construed and interpreted in accordance with the laws of the State of Arizona, except as those laws may be preempted by federal law.

15. Severability. If any part or parts of this Agreement are found to be unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

16. Compliance with Section 409A.

(a) Compliance Strategy. Company has concluded that the severance payment provided by Section 3(a) qualifies for the short-term deferral exception to the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”), as such exception is described in Treas. Reg. § 1.409A-1(b)(4). Company further has concluded that the insurance benefits provided by Section 3(b) either do not constitute deferral compensation or comply with the requirements of Section 409A pursuant to Treas. Reg. § 1.409A-1(b)(9)(iii).

(b) Payment Provisions. If Company fails to make a payment, either intentionally or unintentionally, within the period required by Section 3, but the payment is made within the same calendar year, it will be treated as made within the period required by Section 3 pursuant to Treas. Reg. § 1.409A-3(d). In addition, if a payment is not made due to a dispute between Company and Executive, payments may be delayed in accordance with Treas. Reg. § 1.409A-3(g).

(c) Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(d) No Elections. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement.

(e) Compliant Operation and Interpretation. If Company determines, in the exercise of its discretion, that no exception to the requirements of Section 409A is available, this Agreement (or the portions thereof that do not qualify for any exception) shall be operated in compliance with Section 409A and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

17. Entire Agreement. Executive represents that he has carefully read and fully understands all of the provisions of this Agreement, which sets forth the entire agreement between Company and Executive with regard to Executive’s employment with Company and the termination of the relationship between Executive and Company. Executive acknowledges that he has not relied upon any representation made by Company or any representative of Company (including Company’s counsel), except as set forth in this Agreement.

18. Impact on Other Agreements. Following the execution of this Agreement, all agreements, including but not limited to the Employment Agreement (except for Section 14 thereof, which shall survive), previously entered into between Executive and Company relating to Executive’s employment by and services to Company are terminated other than the following: (a) this Agreement; (b) Executive’s rights under insurance policies providing Executive benefits; (c) any warrant or option agreement entered, or agreed to be entered, into between Company and Executive pursuant to the 1998 Stock Option Plan and 2006 Stock Incentive Plan, or any other plan or program pursuant to which Executive may have been granted options or warrants in the past.

[Signature page to follow]

In witness whereof, Executive has executed this Agreement and Company has caused this Agreement to be executed by its duly authorized officer, on this 25th day of October, 2007.

ROBERT B. STEARNS	QUEPASA CORPORATION

/s/ Robert B. Stearns	/s/ Charles B. Mathews
Robert B. Stearns	Charles B. Mathews
Chief Financial Officer

Date October 25, 2007	Date October 25, 2007

EXHIBIT A

EMPLOYMENT AGREEMENT

[See Exhibit 10.1 to the Company’s Form 10-KSB filed on March 31, 2006]

EXHIBIT B

REVOCATION

I hereby revoke my acceptance of the foregoing Agreement within seven (7) days of my initial execution of the Agreement. I acknowledge that by revoking this Agreement it is no longer effective or enforceable and I will not receive any benefits described in the Agreement.

Employee

Date